Exhibit 99.1

Alector Reports 2019 Fourth Quarter and Full Year Financial Results and Business Highlights

•	Continued execution across immuno-neurology platform, with multiple clinical, regulatory and operational milestones achieved in 2019
•	On track to initiate pivotal Phase 3 trial in patients with frontotemporal dementia with a progranulin mutation (FTD-GRN) in 2020

•	Strengthened balance sheet with $240 million in gross proceeds from recent public offering

•	Provides business continuity update regarding COVID-19

SOUTH SAN FRANCISCO, Calif., March 24, 2020 -- Alector, Inc. (Nasdaq: ALEC), a clinical- stage biotechnology company pioneering immuno-neurology, today announced company highlights and financial results for the fourth quarter and year ended December 31, 2019.

“At Alector, we envision a world where dementia and neurodegeneration are illnesses of the past, and even amidst the uncertainties we face today in light of the COVID-19 pandemic, we remain committed to this vision. As of today, four of our novel immuno-neurology programs are advancing in the clinic, we have received two Fast Track designations from the FDA, generated sufficient data to support the launch of a pivotal Phase 3 trial in with AL001 in FTD-GRN patients, and expanded our Alzheimer’s disease portfolio from two to three prioritized development product candidates,” said Arnon Rosenthal, Ph.D., Co-founder, and Chief Executive Officer of Alector. “We look forward to progressing our clinical and research programs forward in 2020, and with our strong cash position and experienced team, we believe we are well-positioned to execute on our milestones throughout the year.”

Recent Business Highlights

Progranulin Portfolio: AL001, AL101

-	In December 2019, the U.S. Food and Drug Administration (FDA) granted Fast Track Designation for AL001 for the treatment of FTD-GRN patients.
-

In December 2019, Alector reported Phase 1b results of AL001 in symptomatic FTD-GRN patients. In the trial, AL001 met all primary and secondary endpoints. Treatments with AL001 also showed a statistically significant normalization in a number of disease-associated proteins and an initial trend of decreasing levels of plasma Neurofilament (NfL) in patients compared to baseline.

-	Alector initiated an open-label Phase 2 trial investigating the use of AL001 in patients with FTD-GRN and FTD-C9orf72 in September 2019. The company plans to present data from the ongoing Phase 2 study of AL001 patients at a conference later this year and advance AL001 into a pivotal Phase 3 study in 2020.

-	In January 2020, Alector initiated a Phase 1 study of AL101 in healthy volunteers.
-	In February 2020, the FDA granted AL101 Fast Track Designation for the treatment of patients with FTD-GRN.

Alzheimer’s Disease Portfolio: AL002, AL003, AL014

-

In December 2019, Alector reported results from the single ascending dose phase of the Phase 1 study of AL002 in healthy volunteers at the 12th Clinical Trials on Alzheimer’s Disease (CTAD) Meeting. AL002 achieved all primary and secondary endpoints, including safety. AL002 was generally well-tolerated and reduced CSF soluble TREM2 (sTREM2) in a dose-dependent manner. AL002 is being developed by Alector in collaboration with its partner AbbVie.

-

In December 2019, Alector designated AL014 as its third prioritized product candidate in Alzheimer’s disease. AL014 targets MS4A4A, a transmembrane receptor protein that is expressed selectively in microglia in the brain and is associated with control of microglia functionality and/or viability. Alector plans to initiate Phase 1 development for AL014 within the next 12-15 months.

-

In January 2020, Alector announced the dosing of the first Alzheimer’s disease patient in the Phase 1b portion of the clinical study of AL003. AL003 is being developed in collaboration with its partner, AbbVie.

Other Business Highlights

-

In December 2019, Alector announced the appointment of Shehnaaz Suliman, M.D., MBA, M.Phil., as the company’s President and Chief Operating Officer. Dr. Suliman brings over 20 years of business development, drug development, strategic and operational expertise, and executive leadership skills to Alector.

-

In December 2019, the company also announced the appointment of Richard Scheller, Ph.D., and Thomas Südhof, M.D., as Co-chairs of the company’s Strategic Portfolio Advice and Review Committee (SPARC). Dr. Scheller, brings a strong track-record of developing new medicines and leading multiple R&D organizations. Dr. Südhof is a renowned neuroscientist and winner of the Nobel Prize in Physiology or Medicine in 2013.

-	In February 2020, the company announced the closing of an underwritten public offering with total gross proceeds of approximately $240.1 million.

-

Alector is proactively monitoring and assessing the current COVID-19 global pandemic. The Company is focused on avoiding and minimizing delays to its business initiatives, with the safety and well-being of employees, patients and partners as its highest priority. As of early March, the Company activated a taskforce focused on closely monitoring the situation daily, as well as assessing the potential business impact that may result from this rapidly evolving crisis. Following the completion of its recent public follow-on offering, the Company is financially well-positioned to continue executing on its key business priorities.

Fourth Quarter and Full Year 2019 Financial Results

Revenue. Collaboration revenue for the quarter ended December 31, 2019, was $6.0 million compared to $9.1 million for the same period in 2018. Collaboration revenue for the year ended December 31, 2019, was $21.2 million compared to $27.5 million for the same period in 2018. This decrease was primarily due to an increase in total expected costs for the AL002 and AL003 programs through the completion of proof-of concept.

R&D Expenses. Total research and development expenses for the quarter ended December 31, 2019, were $25.8 million compared to $24.1 million for the same period in 2018. Total research and development expenses for the year ended December 31, 2019, were $100.5 million compared to $73.0 million for the same period in 2018. This increase was driven by an increase in personnel-related expenses as headcount grew to support the advancement of the clinical and preclinical programs. There was an increase in facilities and other unallocated research and development related to the lease expense for the new headquarters and higher depreciation expense. Expenses for AL101 increased as well as for other early stage programs as investment in research and clinical pipeline continues.

G&A Expenses. Total general and administrative expenses for the quarter ended December 31, 2019 were $12.6 million compared to $4.1 million for the same period in 2018. Total general and administrative expenses for the year ended December 31, 2019 were $35.1 million compared to $11.9 million for the same period in 2018. This increase was primarily due to an increase in personnel-related expenses due to increased headcount. Facilities and general overhead expenses increased due to additional lease expense related to the lease for the new headquarters, higher depreciation expense, directors and officers’ insurance, and additional legal, information technology, and human resources costs to operate as a public company.

Net Loss. For the quarter ended December 31, 2019, Alector reported a net loss of $30.5 million, compared to a net loss of $17.4 million for the same period in 2018. For the year ended December 31, 2019, Alector reported a net loss of $105.4 million, compared to a net loss of $52.2 million for the same period in 2018.

Cash Position. Cash, cash equivalents, and marketable securities were $353.1 million as of December 31, 2019.

About Alector

Alector is a clinical stage biotechnology company pioneering immuno-neurology, a novel therapeutic approach for the treatment of neurodegenerative diseases. Immuno-neurology targets immune dysfunction as a root cause of multiple pathologies that are drivers of degenerative brain disorders. Alector is developing a broad portfolio of programs designed to functionally repair genetic mutations that cause dysfunction of the brain’s immune system and enable the rejuvenated immune cells to counteract emerging brain pathologies. The Company’s product candidates are supported by biomarkers and target genetically defined patient populations in frontotemporal dementia and Alzheimer’s disease. Alector is headquartered in South San Francisco, California. For additional information, please visit www.alector.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, the ability and timing for the closing of the public offering of common stock. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the proposed offering, and other risks and uncertainties related to the offering, Alector and its business as set forth in Alector’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on January 29, 2020 and the preliminary prospectus included therein, as well as the other documents Alector files from time to time with the SEC, including Alector’s most recent Quarterly Report on Form 10-Q filed with the SEC on November 12, 2019. These documents contain and identify important factors that could cause the actual results for Alector to differ materially from those contained in Alector’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alector specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Selected Consolidated Balance Sheet Data

(in thousands)

	December 31,
	2019	2018

Cash, cash equivalents, and marketable securities	$353,073	$290,408
Total assets	421,913	308,359
Total current liabilities (excluding deferred revenue)	31,805	13,043
Deferred revenue (including current portion)	153,401	174,620
Total liabilities	227,170	195,237
Convertible preferred stock (1)	—	210,520
Total stockholders’ equity	194,743	(97,398)

(1) Upon the closing of our IPO in February 2019, all of the outstanding shares of our convertible preferred stock converted into 45,374,836 shares of common stock.

Consolidated Statement of Operations Data

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(unaudited)
Revenue:
Collaboration revenue	$6,001	$9,145	$21,219	$27,508
Grant revenue	—	—	—	169
Total revenue	6,001	9,145	21,219	27,677
Operating expenses:
Research and development	25,762	24,097	100,528	73,031
General and administrative	12,581	4,065	35,095	11,934
Total operating expenses	38,343	28,162	135,623	84,965
Loss from operations	(32,342)	(19,017)	(114,404)	(57,288)
Other income, net	1,815	1,644	9,019	5,040
Net loss	$(30,527)	$(17,373)	$(105,385)	$(52,248)
Net loss per share, basic and diluted	$(0.45)	$(1.48)	$(1.71)	$(4.62)
Shares used in computing net loss per share, basic and diluted	67,879,914	11,741,481	61,734,492	11,302,788

Source: Alector, Inc.

Contacts

Media:
1AB
Dan Budwick, 973-271-6085
dan@1abmedia.com

or

Investors:
Alector, Inc.
ir@alector.com